Zumiez Inc. Reports September 2012 Sales Results

Net Sales Increased 18.6% to $62.7 Million; September 2012 Comparable Store Sales Increased 5.6%

LYNNWOOD, WA -- (Marketwire - October 02, 2012) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended September 29, 2012 increased 18.6% to $62.7 million, compared to $52.9 million for the five-week period ended October 1, 2011. The Company's comparable store sales increased 5.6% for the five-week period, on top of a comparable store sales increase of 10.1% in the year ago period. For the nine-week period ended September 29, 2012, the Company's comparable store sales increased 4.6%, on top of a 6.8% comparable store sales increase for the same period last year.

To hear the Zumiez prerecorded September sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of September 29, 2012 we operated 489 stores, 466 in the United States, 18 in Canada, and 5 in Europe. In the United States and Canada we operate under the name Zumiez and in Europe we operate under the name Blue Tomato. Additionally, we operate ecommerce web sites under www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200